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                                                                EXHIBIT 23(j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS



Board of Trustees
The Commerce Funds:



We consent to the use of our report dated December 14, 2001, incorporated in this Registration Statement by reference, to Core Equity Fund, Growth Fund, Value Fund, MidCap Growth Fund, International Equity Fund, Balanced Fund, Bond Fund, Short-Term Government Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund, and Kansas Tax-Free Intermediate Bond Fund, respectively, each a series of Commerce Funds, and to references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Auditors and Financial Statements" in the Statement of Additional Information.






                                               /s/ KPMG LLP
                                               ------------------
                                               KPMG LLP




Boston, Massachusetts
February 28, 2002